Exhibit 10.13(b)(1)

August 7, 2013

Mark Whiteside

Senior Vice President, Professional Services

Dear Mark:

This letter is to notify you that the Board of Directors has approved a change to the severance component of your employment agreement with the company. Previously, your agreement stated: “If BSQUARE Corporation gives you at least a full month’s advance notice of termination, however, the severance payments shall be reduced by one month’s salary for each full month of advance termination notice given”.

The Board approved the following change in your employment agreement:

AMENDMENT TO EMPLOYMENT LETTER AGREEMENTS

RESOLVED, that the Committee hereby approves an amendment to the Employment Letter Agreement for each of the Company’s executive officers to delete the requirement that such executive officer’s severance payments be reduced by one month’s salary for each full month of advance termination notice given to such executive officer; and

RESOLVED FURTHER, the Committee hereby recommends that the Board approve the foregoing amendment to the Employment Letter Agreement for each of the Company’s executive officers.

Please let me know if you have any questions. I hope that you will be pleased with this change.

Regards,

/s/ Brian Crowley
Brian Crowley President and CEO

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999